Exhibit 107

Calculation of Filing Fee Tables

Form S-3/A

(Form Type)

AST SpaceMobile, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	(1)	(1)	(1)		(1)	(1)		(1)	(1)	(1)

Fees Previously Paid	Equity	Class A common stock	457	(c)	10,087,876	8.59	(2)	$86,654,855		$8,033
	Total Offering Amounts							$86,654,855		$8,033
	Total Fees Previously Paid									$8,033
	Total Fee Offsets									$0
	Net Fee Due									$0

(1)	This registration statement registers 10,087,876 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of AST SpaceMobile, Inc., a Delaware corporation, for resale by the selling stockholder. This registration statement was initially filed with the Securities and Exchange Commission on May 9, 2022 as a Registration Statement on Form S-1 registering 10,087,876 shares of Class A Common Stock (the “Initial Registration Statement”), at which time a filing fee based on a bona fide estimate of the maximum offering price, computed in accordance with Rule 457 under the Securities Act, was paid as described in note 2 below.

(2)	In connection with the filing of the Initial Registration Statement, the proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Global Select Market on May 4, 2022.